Investor Contact:
Matthew Heinz, CFA
investorrelations@switch.com
(702) 479-3993

Long-time Telecom Executive and Corporate Governance Leader Liane Pelletier to Join Switch Board of Directors
LAS VEGAS — Switch (NYSE: SWCH), the global technology infrastructure corporation, today announced the appointment of Liane Pelletier to its Board of Directors, effective November 4, 2020. Ms. Pelletier brings over 25 years of leadership experience in the telecom industry and over 17 years in corporate governance.
Prior to joining the Switch Board of Directors, Ms. Pelletier’s operating career in telecom centered in both Fortune 500 and smaller firms including CEO, President and Chairman of Alaska Communications, followed by a long career at Sprint in several executive positions. In

2017, she earned a professional certificate in cyber security from Carnegie Mellon’s Software Engineering Institute/NACD.
“I am pleased to have Liane, a well-respected leader who brings over 25 years in telecom and related enterprise services as well as tremendous experience in cyber security, cloud services and mobile technology, join our Board of Directors,” said Switch Founder and CEO Rob Roy. “Liane’s addition to our expanded Board aligns with our company focus on continued strategic corporate governance as well as on-going diversity within our organization.”
“I am very excited to join Switch’s Board of Directors as it continues to grow and execute the vision and mission of Founder and CEO Rob Roy,” said Liane Pelletier. “Having been at the corporate boardroom table over the last 17 years in various capacities I welcome the opportunity to utilize that experience for the benefit of this remarkable company.”
Ms. Pelletier’s other current board service includes Chair of the Nominating and Corporate Governance Committee and member of the Audit Committee at Expeditors International, a global logistics company, Independent Lead Director and member of the Compensation Committee at ATN International, a company with telecom holdings, and member of the Audit and Compensation Committees at Frontdoor, a tech-enabled home services company.
Ms. Pelletier received her B.A. in Economics, magna cum laude, at Wellesley College, and her M.S. in Management at the Sloan School, Massachusetts Institute of Technology. She is a NACD Board Leadership Fellow and a member of the Wellesley Business Leadership Council.

About Switch
Switch, Inc (NYSE: SWCH), is the independent global leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and CEO Rob Roy has developed more than 500 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.
We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions. The Switch PRIMES, located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; and Atlanta, Georgia are the world’s most powerful exascale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information or follow us on LinkedIn and Twitter.

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